Press Release Source: MSTI Holdings, Inc.

FOR IMMEDIATE RELEASE

MSTI Holdings (NuVisions(TM)) Gains over 2,000 Customers at Newport on Jersey City's Hudson River Waterfront
Provider of 'Quadruple Play' Technology Doubles Customer Base

Monday July 23,

HAWTHORNE, N.J., July 23 /PRNewswire-FirstCall/ -- MSTI Holdings, Inc. (OTC Bulletin Board: MSHI - News), a carrier class communications technology company that specializes in providing "quadruple play" services consisting of video, voice, Internet and Wi-Fi to multi-tenant unit and multi-dwelling unit residential, hospitality and commercial properties, announced today that its wholly-owned subsidiary, Microwave Satellite Technologies, Inc. (NuVisions(TM)), has doubled its current customer base by acquiring over 2,000 new residential and commercial telecommunications subscribers at Newport, a vast mixed-use community in Jersey City, N.J. being developed by the LeFrak Organization. The Company also has leased 1400 square feet of space in Newport Office Center I.

"Our agreement with Newport not only provides us with an opportunity to increase our revenue by doubling our customer base, but it affords access to the tremendous portfolio of the LeFrak Organization," remarked Frank Matarazzo, CEO and founder of MST (NuVisions(TM)). "We will now be providing our bundle of data and video products to over 120 commercial customers, including Marriott, Sears, and UBS Financial, which advances our strategy of gaining high-revenue business subscribers who may have been underserved or ignored by our competitors in the region."

MST will also launch its new IPTV service to Newport's residential and business customers, who will have access to this advanced service due to the community's existing bandwidth infrastructure. The Company's new location in Newport will mark a major accomplishment for MST (NuVisions(TM)), as it continues to expand beyond Manhattan.

"We're very pleased to have entered into this agreement with Microwave Satellite Technologies," said Jamie LeFrak, Managing Director of the LeFrak Organization. "It allows us to offer state-of-the-art services to our Newport tenants. We also anticipate working with them to identify other opportunities to extend their services throughout the LeFrak portfolio."

The plan is for Newport to expand to more than 10,000 residential units, thereby making it one of the largest mixed-use communities in the United States. Located across the Hudson River from New York City's financial district, Newport offers commuters an easy 6-minute ride to Manhattan on the PATH subway system.

About Newport

Newport currently consists of 4,659 apartment homes; 5 million square feet of office space in eight modern buildings; 2 million square feet of retail shopping facilities, including a 1.2 million square foot Simon regional shopping mall; a 190-room business hotel; restaurants; parks; playgrounds; two private schools; one half mile section of the Hudson River Waterfront Walkway; a 180-slip marina; and on-site parking for more than 14,000 vehicles. When completed, the $10 billion Newport will include another 4,500 apartment homes; a 400-room Westin Hotel, currently under construction; 2 million square feet of new office space; and another mile of Hudson River Waterfront Walkway.

About The LeFrak Organization

The LeFrak Organization is one of the nation's largest privately held diversified real estate companies. It is involved in the development of large scale mixed use communities, commercial and residential properties, on-site property management, as well as commercial interests in investment management, oil and gas exploration, and wind generated energy. Founded in 1901 - and headquartered in New York City - the LeFrak Organization has been acclaimed internationally for its commitment to responsible community development and environmental preservation.

About MST (NuVisions (TM))

MST (NuVisions(TM)), a trademarked-brand of services of Microwave Satellite Technologies, Inc., offers "quadruple-play" services, including digital satellite TV programming, Voice over Internet Protocol telephone (VoIP), high-speed Internet access, and Wi-Fi services to multi-dwelling unit and commercial properties in New York and New Jersey. For more information, please visit www.nuvisionsbroadband.tv.

About MSTI Holdings, Inc.

MSTI Holdings, Inc. (MSHI.OB) is a communications technology company that specializes in video to the desktop, video conferencing, distance learning, two-way data, and Internet access services. MSTI offers complete sales, installation, and service of VSAT and business television networks, and is a full-service national Internet Service Provider (ISP), offering the latest in web hosting and design. MSTI's MST (NuVisions(TM)) broadband services offer cable television, cable modem high-speed Internet, and telephone services to multi-family residences, commercial buildings, and institutional owners. MSTI delivers its services using microwave and fiber optic technology for superior performance, and now offers over 40 channels of high definition television (HDTV). MSTI has recently begun deployment of its new Interactive Wi-Fi, hot- zone system that will offer wireless Internet service in large geographic areas of New York City, and is introducing the newest Powerline Carrier (PLC) technology to high-speed Internet users in apartment buildings, hotels, and business environments. For more information, visit our websites at www.mst-online.com and www.nuvisions.tv.

About Telkonet
Telkonet Inc. (Amex: TKO) develops products that provide connectivity over existing electrical wiring and do not require the costly installation of additional wiring or major disruption of business activity. Telkonet provides Powerline Carrier (PLC) technology to high-speed Internet users in apartment buildings, hotels, and business environments. Telkonet’s products are designed for use in commercial and residential applications, including multi-dwelling units and the hospitality and government markets. For more information, please visit www.telkonet.com.

For interviews with MSTI Holdings, Inc. and MST (NuVisions™) CEO and Founder Frank Matarazzo, please contact Adam Mazur at 212-843-8073 or email amazur@rubensteinpr.com.

For inquiries regarding investor relations, please contact Charlie Forshee at 215-885-4981 or cforshee@segue.biz.

Safe Harbor Statement

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company's financial results, can be found in the Company's Report on Forms 8-K filed with the Securities and Exchange Commission (SEC) on May 30, 2007.

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Source: MSTI Holdings, Inc.